Exhibit 99.1

FOR IMMEDIATE RELEASE

LINDBLAD EXPEDITIONS HOLDINGS, INC. APPOINTS ALEX SCHULTZ TO THE BOARD OF DIRECTORS

NEW YORK, February 17, 2022 – Lindblad Expeditions Holdings, Inc. (NASDAQ: LIND; the "Company" or "Lindblad Expeditions"), a global provider of expedition cruises and adventure travel experiences, today announced that its Board of Directors has appointed Alex Schultz, a proven global marketing executive, as a new independent director. With the appointment of Mr. Schultz, the Lindblad Expeditions Board will increase from nine to 10 directors, eight of whom are independent.

Mr. Schultz currently serves as Chief Marketing Officer and VP of Analytics for Meta, formerly Facebook, where he leads consumer marketing and product analytics globally. Throughout his career with Meta, he has pioneered the integration of product and direct response marketing and has been responsible for some of the largest, most effective online direct response campaigns, which have resulted in tremendous application user growth. In addition, through his role as executive sponsor of Meta’s LGBTQ+ Employee Resource Group, Mr. Schultz has helped advance LGBTQ+ community-based product initiatives.

Mark D. Ein and Sven-Olof Lindblad, Co-Chairs of the Board, said, “We are delighted to welcome Alex as a new independent director to the Lindblad Expeditions Board. Alex is an extraordinarily accomplished executive with a nearly two-decade track record of executing effective, data driven marketing campaigns that drive growth. He is one of the best in his field, and we are excited to bring this deep marketing expertise to our team as we continue to capture the robust demand for experiential travel to our remarkable destinations amongst both new and loyal guests.”

Dolf Berle, President and Chief Executive Officer of Lindblad Expeditions and a member of the Board, said, “This is an exciting time for our company given the significant market opportunity in front of us. Alex’s proven ability to meaningfully and successfully engage with target audiences via social media will be highly valuable to us as we further the work we have underway to make greater connections to new and existing guests through the delivery of targeted content across all our communications platforms. Alex is a zealous traveler who has long been a fan of the Lindblad Expeditions experience and brands. We look forward to benefitting from his passion for worldwide travel and his deep digital marketing expertise as a member of our Board going forward.”

Mr. Schultz commented “I am honored to join the board of a mission-driven company like Lindblad Expeditions.  A great business that cares for the experience of the traveler and advocates for the natural world. I’m also a fan, having travelled with them I know firsthand that they create an extraordinary expedition experience. I look forward to working closely with the Board and management team to continue engaging with and growing the Lindblad Expeditions community and building on the Company’s reputation as a global leader in adventure travel.”

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About Alex Schultz

Alex Schultz is chief marketing officer and VP of Analytics at Meta, formerly Facebook, leading consumer marketing and product analytics globally. Mr. Schultz has been with Meta since 2007 and has led the internationalization team since 2011 and the analytics team since 2015. In addition to his role as CMO and VP of Analytics, Mr. Schultz is the executive sponsor of Meta’s LGBTQ+ Employee Resource Group. Prior to joining Meta, Mr. Schultz was a Marketing Manager at eBay, during which time he led global targeting for eBay’s onsite merchandising, among other responsibilities. Mr. Schultz received a M.Sc. in Natural Sciences from Magdalene College, Cambridge where he specialized in experimental and theoretical Physics.

About Lindblad Expeditions Holdings, Inc.

Lindblad Expeditions Holdings, Inc. is a global provider of small ship expeditions and adventure travel experiences recognized as the category leader for its pioneering, cutting edge programming and conservation commitment. Lindblad focuses on ship-based voyages through its Lindblad Expeditions brand and on land-based travel through its subsidiaries, Natural Habitat, Inc., Off the Beaten Path LLC, DuVine Cycling + Adventure Co. and Classic Journeys, LLC.

Lindblad works in partnership with National Geographic to inspire people to explore and care about the planet. The organizations work in tandem to produce innovative marine expedition programs and to promote conservation and sustainable tourism around the world. Guests interact with and learn from leading scientists, naturalists and researchers while discovering stunning natural environments, above and below the sea, through state-of-the-art exploration tools.

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Photo of Alex Schultz here

Contact: Patty Disken-Cahill, Lindblad Expeditions, pattydc@expeditions.com, 917-822-8212

Tim Lynch or Arielle Rothstein, Joele Frank, Wilkinson Brimmer Katcher, (212) 355-4449